Exhibit 99.1

News Release	Zep Inc.

1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Zep Inc. Reports Second Quarter Financial Results

•	Revenue up 3.3% compared with the prior year

•	Reported EPS increases 10% year-over-year

•	Organic sales growth returns

ATLANTA, April 9, 2012 (BUSINESS WIRE) — Zep Inc. (NYSE:ZEP), a leading producer and marketer of a wide range of cleaning and maintenance solutions, today reported financial results for the second fiscal quarter ended February 29, 2012.

The second fiscal quarter of 2012 reflected strong sales in the retail and distribution sales channels resulting from new and expanded customer relationships, with the Company achieving organic sales growth year-over-year due to the success of selling efforts focused on increasing sales through those channels.  In addition to this organic growth, an extra selling day due to the leap year and, to a lesser degree, the positive impact of acquisitions, provided incremental revenue gains compared to the same period last year.

“I am very pleased to report these solid results for the quarter, particularly the organic sales growth driven by the impressive retail and distribution execution delivered by our team,” said John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc., “and I would like to thank our associates for their continued hard work and dedication.  On a separate note, I’d like to welcome the team from the Hale Group in the United Kingdom, who became a part of the Zep Inc. team a few months ago.”

Overall, market performance remained mixed, with sales volume declining within end-markets such as government, institutional and janitorial.  These declines were more than offset, however, by increased sales within the automotive, home improvement retail, vehicle wash, industrial MRO and food processing end-markets.

The following is a summary of the quarter’s results:

•                  Revenue of $151.7 million for the second quarter of fiscal 2012 represented an increase of $4.9 million, or 3.3%, compared to revenue of $146.8 million reported in the same period a year ago.

•                  Net income for the second quarter was $2.4 million, an increase of 13.2% compared with reported net income in the second quarter of fiscal 2011.

•                  Diluted earnings per share (EPS) reported for the second quarter of fiscal 2012 were $0.11, a 10% increase over diluted EPS of $0.10 reported for last year’s second quarter.

•                  EBITDA (earnings before interest, taxes, depreciation and amortization expenses) for the second quarter totaled $8.8 million, an increase of 7.0% compared to $8.3 million in EBITDA reported for the second quarter of fiscal 2011.

•                  Free cash flow consumed (defined as Net Cash Provided by Operating Activities less Purchases of property, plant, and equipment plus Proceeds from sale of property, plant, and equipment) during the second quarter was $3.3 million, an improvement over the $7.9 million consumed last year.  This improvement reflects higher net income and improved working capital management, the effect of which was partially offset by higher capital spending associated with planned technology investments.

Gross profit of $68.0 million for the quarter was $0.6 million lower than last year.  As a percentage of sales, reported gross profit declined 190 basis points to 44.8% compared with the same period last year.  The decline in gross profit as a percentage of sales from last year was primarily due to increased inflation in the cost of raw materials (particularly petroleum-based products) that outpaced the Company’s ability to increase selling prices, as well as an increase in the percentage of sales to customers accessed through the distribution and retail channels (business mix).  Compared to the immediately preceding quarter, gross profit as a percentage of sales declined 270 basis points, primarily due to a shift in business mix and higher manufacturing costs. A more favorable relationship between raw material costs and pricing of approximately 25 basis points partially offset this sequential decline.

“We expect results in the second half to continue to improve,” added Mark R. Bachmann, Executive Vice President and Chief Financial Officer of Zep Inc.  “We are pleased with the progress we are continuing to make on our strategic initiatives, and we also expect to benefit from a more favorable economic environment going forward.”

Diluted earnings per share (EPS) reported for the second quarter of fiscal 2012 were $0.11, a 10% increase over diluted EPS of $0.10 reported for last year’s second quarter.  Last year’s second quarter diluted EPS included charges totaling $0.03 per diluted share related to restructuring efforts and incremental expense due to an increased basis in acquired inventories. In addition, in last year’s second quarter, contamination of a waste treatment facility at one of our manufacturing locations resulted in a temporary increase in manufacturing costs that adversely affected EPS in that quarter by $0.04 per diluted share.  Last year’s second quarter diluted EPS also included a gain of $0.02 per diluted share that resulted from the sale of a facility.

On January 31, 2012, the Company acquired the shares of the U.K.-based Hale Group Limited.  Zep has had a presence in Europe since 1992, and with this latest acquisition, the Company is expanding its reach to a broad range of industrial, commercial and public sector customers in both the U.K. and additional export markets.  The Company purchased the Hale Group using cash on hand, and the incurrence of related acquisition costs during the current quarter was referenced during the preceding quarter’s earnings conference call.

Mr. Morgan concluded by saying, “We remain committed to our long term growth strategy.  The investments we’ve made to better serve the market are paying off, and the strong growth we’ve seen in our retail and distribution channels is a testament to our overall strategy to grow profitably through targeted, channel expansion-oriented acquisitions.”

A more detailed discussion of the Company’s long-term objectives and financial goals may be found in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”). The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

As previously announced, the Company will host a conference call to discuss second quarter operating results on Monday, April 9, 2012 at 8:30 a.m. ET.  The call and accompanying presentation will be webcast and may be accessed through the Company’s website at www.zepinc.com or by dialing in at 877-303-1595, access code: 61178479.  For international toll, dial 253-237-1190, access code 61178479.  A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal 2011 net sales of $646 million, is a leading producer and marketer of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets. We market these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional™, Enforcer®, National Chemical®, Selig™, Misty®, Next Dimension™, Petro®, i-Chem®, TimeMist®, TimeWick, MicrobeMax™, Country Vet®, Konk™, Niagara National™, Washtronics, Washtronics of America, Forward Chemicals, Rexodan®, and a number of private labeled brands. Some of Zep’s brands have been in existence since the Company’s 1937 founding. Zep Inc. is headquartered in Atlanta, Georgia. Visit our website at www.zepinc.com.

Investor Contact:	Media Contact:
Tony Mezza	Michael Ares
Zep Inc.	Fleishman-Hillard
404-603-7762	404-739-0133

# # #

Forward Looking Statements and use of Non-GAAP Information

This release contains, and other written or oral statements made by or on behalf of Zep may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that are filed with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to, statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or our results. Examples of forward-looking statements in this press release include but are not limited to:  statements regarding growth and other benefits that we may realize as a result of executing our long-term initiatives.

Our forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•                  economic conditions in general;

•                  customer and supplier relationships and prices;

•                  competition;

•                  ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•                  market demand; and

•                  litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2011. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information that is referenced in this press release, which includes EBITDA. This non-GAAP financial information is provided to enhance the user’s overall understanding of our financial performance. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual or not indicative of our core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. Moreover, this non-GAAP information may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure in the tables at the end of this press release.

Zep Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	FEBRUARY 29, 2012	AUGUST 31, 2011
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,319	$7,219
Accounts receivable, less reserve for doubtful accounts of $4,230 at February 29, 2012, and $4,515 at August 31, 2011	86,445	95,681
Inventories	71,871	61,147
Deferred income taxes	8,104	8,169
Prepayments and other current assets	23,871	9,896
Total Current Assets	193,610	182,112
Property, Plant, and Equipment, at cost:
Land	5,477	4,535
Buildings and leasehold improvements	61,355	59,529
Machinery and equipment	106,961	100,029
Total Property, Plant, and Equipment	173,793	164,093
Less - Accumulated depreciation and amortization	99,321	96,225
Property, Plant, and Equipment, net	74,472	67,868
Other Assets:
Goodwill	84,680	84,418
Identifiable intangible assets	65,556	65,136
Deferred income taxes	964	1,020
Other long-term assets	3,578	3,215
Total Other Assets	154,778	153,789
Total Assets	$422,860	$403,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$15,000	$15,000
Accounts payable	57,978	56,821
Accrued compensation	14,282	18,161
Other accrued liabilities	22,697	27,482
Total Current Liabilities	109,957	117,464
Long-term debt, less current maturities	128,400	104,650
Deferred Income Taxes	6,529	6,224
Self-Insurance Reserves, less current portion	3,442	3,443
Other Long-Term Liabilities	21,787	22,865
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 21,793,858 issued and outstanding at February 29, 2012, and 21,631,850 issued and outstanding at August 31, 2011	218	216
Paid-in capital	94,838	92,925
Retained earnings	43,222	38,970
Accumulated other comprehensive income items	14,467	17,012
Total Stockholders’ Equity	152,745	149,123
Total Liabilities and Stockholders’ Equity	$422,860	$403,769

Zep Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per-share data)

	For the Three Months Ended February 29 and 28,		For the Six Months Ended February 29 and 28,
	2012	2011	2012	2011

Net Sales	$151,715	$146,835	$305,213	$304,276
Cost of Products Sold	83,720	78,244	164,291	157,634
Gross Profit	67,995	68,591	140,922	146,642
Selling, Distribution, and Administrative Expenses	62,343	63,811	127,864	131,484
Restructuring Charges	—	751	—	1,469
Gain on Sale of Building	—	(676)	—	(676)
Acquisition Costs	755	—	755	—
Operating Profit	4,897	4,705	12,303	14,365
Other Expense (Income):
Interest expense, net	1,368	1,613	2,801	3,485
Loss (Gain) on foreign currency transactions	22	(59)	272	(220)
Bargain purchase gain from business combination	(613)	—	(613)	—
Miscellaneous expense, net	165	27	332	127
Total Other Expense	942	1,581	2,792	3,392
Income before Provision for Income Taxes	3,955	3,124	9,511	10,973
Provision for Income Taxes	1,521	974	3,499	3,884
Net Income	2,434	2,150	6,012	7,089

Earnings Per Share:
Basic Earnings per Share	$0.11	$0.10	$0.28	$0.33

Basic Weighted Average Number of Shares Outstanding	21,763	21,506	21,732	21,454

Diluted Earnings per Share	$0.11	$0.10	$0.27	$0.32

Diluted Weighted Average Number of Shares Outstanding	22,123	21,982	22,182	21,937

Dividends Declared per Share	$0.04	$0.04	$0.08	$0.08

Zep Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	SIX MONTHS ENDED FEBRUARY 29 AND 28,
	2012	2011
Cash Provided by (Used for) Operating Activities:
Net income	$6,012	$7,089
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,976	7,082
Gain on disposal of fixed assets	(43)	(676)
Excess tax benefits from share-based payments	(17)	(572)
Other non-cash charges	1,561	1,502
Deferred income taxes	77	1,739
Change in assets and liabilities, net of effect of acquisitions and divestitures -
Accounts receivable	8,999	10,932
Inventories	(9,922)	(8,537)
Prepayments and other current assets	(1,498)	(2,121)
Accounts payable	1,285	(6,870)
Accrued compensation and other current liabilities	(8,755)	(12,604)
Self insurance and other long-term liabilities	(1,080)	268
Other assets	(1,481)	(92)
Net Cash Provided by (Used for) Operating Activities	2,114	(2,860)
Cash Used for Investing Activities:
Purchases of property, plant, and equipment	(7,502)	(3,180)
Acquisitions, net of cash acquired	(8,243)	(76,065)
Loan to Innovation Partner	(12,500)	—
Proceeds from sale of property, plant, and equipment	43	1,084
Net Cash Used for Investing Activities	(28,202)	(78,161)
Cash Provided by (Used for) Financing Activities:
Proceeds from credit facility borrowings	173,500	88,117
Repayments of borrowings from credit facility	(149,750)	(26,867)
Employee stock issuances	336	719
Excess tax benefits from share-based payments	17	572
Dividend payments	(1,760)	(1,738)
Net Cash Provided by (Used for) Financing Activities	22,343	60,803
Effect of Exchange Rate Changes on Cash	(155)	1,866
Net Change in Cash and Cash Equivalents	(3,900)	(18,352)
Cash and Cash Equivalents at Beginning of Period	7,219	25,257
Cash and Cash Equivalents at End of Period	$3,319	$6,905

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited; In thousands)

	Three Months Ended February 29 and 28,		Six Months Ended February 29 and 28,
	2012	2011	2012	2011

Reported (GAAP) Net Income	$2,434	$2,150	$6,012	$7,089

Interest expense, net	1,368	1,613	2,801	3,485
Provision for Income Taxes	1,521	974	3,499	3,884
Depreciation and Amortization	3,512	3,519	6,976	7,082

EBITDA	$8,835	$8,256	$19,288	$21,540